Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-254117, 333-254426, and 333-263270) of Coupang, Inc. of our report dated March 1, 2023 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/ Samil PricewaterhouseCoopers
Seoul, Korea
March 1, 2023